EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated February 5, 1997, except for Notes J and P as to which the dates are February 26, and February 20, 1997, accompanying the consolidated financial statements of Milestone Scientific Inc. and subsidiaries appearing in the Annual Report on Form 10-KSB for the year ended December 31, 1996 which are incorporated by reference in the Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP


New York, New York
July 8, 1997